As filed with the Securities and Exchange Commission on May 9, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

DraftKings Inc.

(Exact Name of Registrant as Specified in Its Charter)

Nevada	87-2764212
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification Number)

222 Berkeley Street, 5th Floor
Boston, Massachusetts 02116
(Address of Principal Executive Offices)

DraftKings Inc. 2020 Incentive Award Plan

DraftKings Inc. Employee Stock Purchase Plan (As Amended and Restated)

(Full Title of the Plan)

R. Stanton Dodge
DraftKings Inc.
222 Berkeley Street, 5th Floor
Boston, Massachusetts 02116

(Name and Address of Agent for Service)

(617) 986-6744

(Telephone number, including area code, of agent for service)

Copies to:

Scott D. Miller

Jeannette E. Bander

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004

Tel: (212) 558-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934 (the “Exchange Act”).

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This registration statement on Form S-8 (this “Registration Statement”) is being filed by DraftKings Inc., a Nevada corporation (the “Registrant” or the “Company”).

2020 Incentive Award Plan

The Company is filing this Registration Statement on Form S-8 to register an additional 90,496,230 shares of the Company’s Class A common stock, par value $0.0001 per share (“Class A Common Stock”), under the DraftKings Inc. 2020 Incentive Award Plan (as amended or restated from time to time, the “Incentive Plan”) as a result of the evergreen increases described in the following sentence. The Incentive Plan includes an evergreen provision that provides that the total number of shares of Class A Common Stock reserved for issuance under the Incentive Plan is subject to an annual increase on the first trading day of each calendar year, beginning with 2021, by a number of shares equal to 5% of the total outstanding shares of Class A Common Stock on the last day of the prior calendar year (subject to a maximum annual increase of 33,000,000 shares); provided, that the Company’s board of directors (the “Board”) may act prior to January 1 of a given year to provide that there will be no such increase in the share reserve for such year or that the increase in the share reserve for such year will be a lesser number of shares than would otherwise occur pursuant to the foregoing.

Employee Stock Purchase Plan

The Company is filing this Registration Statement on Form S-8 to register an additional 14,136,246 shares of Class A Common Stock under the Amended and Restated DraftKings Inc. Employee Stock Purchase Plan (as amended or restated from time to time, the “ESPP”) as a result of the evergreen increases described in the following sentence. The ESPP includes an evergreen provision that provides that the total number of shares of Class A common stock reserved for issuance under the ESPP is subject to an annual increase on the first trading day of each calendar year, beginning with 2022, by a number of shares equal to 1% of the total number of outstanding shares of Class A Common Stock on the last day of the prior calendar year (subject to a maximum annual increase of 6,600,000 shares); provided, that the Board may act prior to January 1 of a given year to provide that there will be no such increase in the share reserve for such year or that the increase in the share reserve for such year will be a lesser number of shares than would otherwise occur pursuant to the foregoing.

In accordance with General Instruction E of Form S-8, the contents of the registration statement of the Company on Form S-8 (File No. 333-264716) which was filed with the Securities and Exchange Commission (the “SEC”) on May 5, 2022, including any amendments thereto or filings incorporated therein, are incorporated herein by reference and made part of this Registration Statement, except as amended hereby.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents By Reference

The following documents previously filed by the Company with the SEC (excluding any information furnished to, rather than filed with, the SEC) are hereby incorporated by reference in this Registration Statement:

•	the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 filed with the SEC on February 14, 2025 (the “2024 Annual Report”);

•	the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2025 filed with the SEC on May 9, 2025;

•	the Company’s Current Report on Form 8-K filed with the SEC on March 4, 2025 (other than the portion of the document deemed to be furnished and not filed); and

•	the description of the Company’s Class A common stock contained in Exhibit 4.7 to the Company’s 2024 Annual Report filed with the SEC on February 14, 2025, including any amendment or report filed for the purpose of updating such description.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (excluding any information furnished to, rather than filed with, the SEC) after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered thereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part of this Registration Statement from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 8.	Exhibits

Exhibit No.	Description

3.1	Amended and Restated Articles of Incorporation of the Company (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K, filed with the SEC on May 5, 2022).

3.2	Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.2 of the Company’s Current Report on Form 8-K, filed with the SEC on May 5, 2022).

4.1	DraftKings Inc. 2020 Incentive Award Plan (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K, filed with the SEC on April 29, 2020).

4.2	Amended and Restated DraftKings Inc. Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.6 of the Company’s Annual Report on Form 10-K, filed with the SEC on February 14, 2025).

5.1	Opinion of Greenberg Traurig, LLP as to the validity of the Company’s Class A Common Stock.*

23.1	Consent of Greenberg Traurig, LLP (included in Exhibit 5.1).*

23.2	Consent of BDO USA, P.C., independent registered public accounting firm of the Company.*

24.1	Power of Attorney (set forth on the signature page to this Registration Statement).*

107	Filing Fee Table*

*	Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, State of Massachusetts on this ninth day of May, 2025.

DraftKings Inc.

Dated: May 9, 2025	By:	/s/ R. Stanton Dodge
Name: R. Stanton Dodge
Title: Chief Legal Officer and Secretary

Each person whose signature appears below constitutes and appoints Jason D. Robins, R. Stanton Dodge and Alan Ellingson, and each of them individually, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement and any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof. Without limiting the generality of the foregoing, amendments to this Registration Statement may make such changes in the Registration Statement as such attorney-in-fact may deem appropriate, and with full power and authority to perform and do any and all acts and things, whatsoever which any such attorney-in-fact or substitute may deem necessary or advisable to be performed or done in connection with any or all of the above-described matters, as fully as each of the undersigned could do if personally present and acting, hereby ratifying and approving all acts of any such attorney-in-fact or substitute.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Name	Position	Date

/s/ Jason D. Robins	Chief Executive Officer and Chairman	May 9, 2025
Jason D. Robins	(Principal Executive Officer)

/s/ Alan Ellingson	Chief Financial Officer	May 9, 2025
Alan Ellingson	(Principal Financial Officer)

/s/ Erik Bradbury	Chief Accounting Officer	May 9, 2025
Erik Bradbury	(Principal Accounting Officer)

/s/ Harry Evans Sloan	Vice Chairman	May 9, 2025
Harry Evans Sloan

/s/ Paul Liberman	Director	May 9, 2025
Paul Liberman

/s/ Matthew Kalish	Director	May 9, 2025
Matthew Kalish

/s/ Woodrow H. Levin	Director	May 9, 2025
Woodrow H. Levin

/s/ Jocelyn Moore	Director	May 9, 2025
Jocelyn Moore

/s/ Ryan R. Moore	Director	May 9, 2025
Ryan R. Moore

/s/ Valerie Mosley	Director	May 9, 2025
Valerie Mosley

/s/ Steven J. Murray	Director	May 9, 2025
Steven J. Murray

/s/ Marni M. Walden	Director	May 9, 2025
Marni M. Walden